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                                                                    EXHIBIT 99.1

Contact:  Susan Seiter
          Director, Investor Relations
          (972) 341-4904
          susan.seiter@banctec.com


                   BANCTEC SHAREHOLDERS TO RECEIVE ALL CASH
                         UNDER AMENDED MERGER PROPOSAL

Dallas, Texas - June 18, 1999 - BancTec, Inc. (NYSE:BTC) today announced it has entered into an amendment and restatement of its previously announced agreement to merge with an affiliate of Welsh, Carson, Anderson & Stowe (WCAS). Pursuant to the amended and restated merger agreement, BancTec shareholders will receive $18.50 for each outstanding share of BancTec common stock.

In connection with the amended merger agreement, Convergent Equity Partners, L.P., a Dallas-based private investment firm, has agreed to purchase approximately 6.5% of BancTec's post-merger capital stock for approximately $11 million in cash. Following the merger, investment partnerships affiliated with
WCAS will own the remaining 93.5% of BancTec's outstanding shares.   BancTec
will retain its current name and management. The merger transaction is valued at approximately $525 million, including the assumption of current BancTec indebtedness of $150 million.

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BANCTEC SHAREHOLDERS TO RECEIVE ALL CASH/2

The merger is subject to approval by BancTec's shareholders, the expiration of the applicable waiting period under the Hart-Scott-Rodino Act and other customary conditions. BancTec has scheduled a special meeting to be held on July 21 for shareholders of record as of June 16 to vote on the merger proposal. Assuming certain conditions are satisfied, the transaction would close shortly after shareholder approval.

Founded in 1979, WCAS currently manages over $7 billion in private equity capital and focuses primarily on the information services and healthcare industries.

Convergent Equity Partners, L.P. is a Dallas-based private equity firm formed by Gary Fernandes, former Vice Chairman of Electronic Data Systems Corporation, and Murray Holland, Chairman and CEO of Convergent Media Systems Corporation, to invest in technology-driven companies with leadership positions in niche industries.

BancTec is a worldwide systems integration and services company specializing in transaction management solutions for a wide range of industries. The company is also a leading provider of computer and network services for major computer companies, government and corporate customers. BancTec employs more than 4,000 people worldwide and is headquartered in Dallas, Texas.

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